Exhibit 99.2

Report of Independent Accountants

To The Board of Directors and
  Member of SCI LLC

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, member’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of Semiconductor Components Industries, LLC and its subsidiaries (a wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 and for the period from August 4, 1999 through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for sales to distributors as well as its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona
February 5, 2002

Semiconductor Components Industries, LLC

(a wholly-owned subsidiary of
ON Semiconductor Corporation)

Consolidated Financial Statements

As of December 31, 2000 and 2001 and for

the period from August 4, 1999 through December 31, 1999

and the years ended December 31, 2000 and 2001

SEMICONDUCTOR COMPONENTS INDUSTRIES LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31,	December 31,	June 28,
	2000	2001	2002

			(unaudited)
ASSETS

Cash and cash equivalents	$181.7	$174.2	$162.8

Receivables, net	270.7	142.2	143.6

Inventories, net	249.2	180.2	155.8

Other current assets	36.0	34.0	29.9

Deferred income taxes	39.8	7.5	7.7

Total current assets	777.4	538.1	499.8

Property, plant and equipment, net	572.6	482.8	434.6

Deferred income taxes	286.6	0.4	—

Goodwill	88.0	77.3	77.3

Intangible asset, net	50.2	38.6	32.7

Notes receivable from affiliates	126.1	131.1	131.1

Other assets	51.1	41.7	41.8

Total assets	$1,952.0	$1,310.0	$1,217.3

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

Accounts payable	$169.8	$108.6	$89.4

Accrued expenses	180.8	87.2	90.6

Due to affiliates, net	6.4	5.6	9.2

Income taxes payable	17.4	6.1	4.8

Accrued interest	17.9	13.4	29.3

Deferred income on sales to distributors	—	99.4	75.3

Current portion of long-term debt	5.6	12.4	7.5

Total current liabilities	397.9	332.7	306.1

Long-term debt	1,252.7	1,374.5	1,392.6

Other long-term liabilities	20.8	62.6	55.1

Deferred income taxes	—	—	1.0

Total liabilities	1,671.4	1,769.8	1,754.8

Commitments and contingencies	—	—	—

Contributed capital	661.4	785.9	789.0

Accumulated other comprehensive income (loss)	(0.7)	(32.8)	(29.1)

Accumulated deficit	(380.1)	(1,212.9)	(1,297.4)

Total member’s equity (deficit)	280.6	(459.8)	(537.5)

Total liabilities and member’s equity (deficit)	$1,952.0	$1,310.0	$1,217.3

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	August 4	Year Ended		Six Months Ended
	through	December 31,
	December 31,			June 29,	June 28,
	1999	2000	2001	2001	2002

				(unaudited)	(unaudited)
Revenues	$796.8	$2,070.2	$1,213.3	$670.5	$546.5

Cost of sales	574.4	1,356.8	991.0	527.1	412.3

Gross profit	222.4	713.4	222.3	143.4	134.2

Operating expenses:

Research and development	16.3	69.2	80.9	45.8	33.5

Selling and marketing	24.6	100.1	74.8	44.6	29.8

General and administrative	77.3	233.4	133.8	70.8	55.9

Amortization of goodwill and other intangibles	—	16.8	22.6	11.4	6.0

Write-off of acquired in-process research and development	—	26.9	—	—	—

Restructuring and other charges	3.7	4.8	150.1	133.8	10.2

Total operating expenses	121.9	451.2	462.2	306.4	135.4

Operating income (loss)	100.5	262.2	(239.9)	(163.0)	(1.2)

Interest expense	(55.9)	(131.2)	(133.6)	(59.0)	(71.0)

Income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change	44.6	131.0	(373.5)	(222.0)	(72.2)

Income tax benefit (provision)	(17.1)	(46.5)	(342.9)	6.9	(5.8)

Net income (loss) before extraordinary loss and cumulative effect of accounting change	27.5	84.5	(716.4)	(215.1)	(78.0)

Extraordinary loss on debt prepayment (net of income taxes)	—	(17.5)	—	—	(6.5)

Cumulative effect of accounting change (net of income taxes)	—	—	(116.4)	(116.4)	—

Net income (loss)	$27.5	$67.0	$(832.8)	$(331.5)	$(84.5)

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF MEMBER’S EQUITY (DEFICIT)
(in millions)

		Accumulated
		Other
	Contributed	Comprehensive	Accumulated
	Capital	Income (Loss)	Deficit	Total

Member contributions in connection with August 4, 1999 recapitalization	$355.0	$—	$(474.6)	$(119.6)

Net capital contributions from Member	4.5			4.5

Comprehensive income:

Net income	—	—	27.5	27.5

Foreign currency translation adjustment	—	2.7	—	2.7

Comprehensive income		2.7	27.5	30.2

Balance at December 31, 1999	359.5	2.7	(447.1)	(84.9)

Net capital contributions from Member	301.9			301.9

Comprehensive income:

Net income	—	—	67.0	67.0

Foreign currency translation adjustment	—	(3.1)	—	(3.1)

Additional minimum pension liability	—	(0.3)	—	(0.3)

Comprehensive income		(3.4)	67.0	63.6

Balance at December 31, 2000	661.4	(0.7)	(380.1)	280.6

Net capital contributions from Member	124.5			124.5

Comprehensive income (loss):

Net loss	—	—	(832.8)	(832.8)

Foreign currency translation adjustment	—	(3.9)	—	(3.9)

Additional minimum pension liability	—	(7.9)	—	(7.9)

Cash flow hedges:

Cumulative effect of accounting change	—	(3.4)	—	(3.4)

Net derivatives losses arising during the period	—	(5.9)	—	(5.9)

Reclassification adjustments	—	0.5	—	0.5

Deferred income tax effects	—	(11.5)	—	(11.5)

Comprehensive loss		(32.1)	(832.8)	(864.9)

Balance at December 31, 2001	785.9	(32.8)	(1,212.9)	(459.8)

Net capital contributions from Member (unaudited)	3.1			3.1

Comprehensive income (loss) (unaudited):

Net loss (unaudited)			(84.5)	(84.5)

Foreign currency translation adjustment (unaudited)	—	1.7	—	1.7

Cash flow hedges:

Net derivatives gains arising during the period (unaudited)	—	0.9	—	0.9

Reclassification adjustments (unaudited)	—	0.3	—	0.3

Deferred income tax effects (unaudited)	—	0.8	—	0.8

Comprehensive income (unaudited)		3.7	(84.5)	(80.8)

Balance at June 28, 2002 (unaudited)	$789.0	$(29.1)	$(1,297.4)	$(537.5)

The accompanying notes are an integral part of these consolidated financial statements.

SEMICONDUCTOR COMPONENTS INDUSTRIES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	August 4	Year Ended		Six Months Ended
	through	December 31,
	December 31,			June 29,	June 28,
	1999	2000	2001	2001	2002

				(unaudited)	(unaudited)
Cash flows from operating activities:

Net income (loss)	$27.5	$67.0	$(832.8)	$(331.5)	$(84.5)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Depreciation and amortization	56.7	149.4	153.5	79.2	59.5

Write-off of acquired in-process research and development	—	26.9	—	—	—

Extraordinary loss on debt prepayment	—	29.2	—	—	6.5

Cumulative effect of accounting change	—	—	155.2	155.2	—

Amortization of debt issuance costs and debt discount	2.7	5.9	6.0	2.7	3.6

Provision for excess inventories	22.5	44.1	50.9	32.6	10.8

Provision for doubtful accounts	2.0	1.7	0.5	(0.4)	0.1

Net (gain) loss on disposals of property, plant and equipment	0.8	(2.4)	(2.7)	3.8	0.7

Non-cash compensation charges	—	0.7	5.0	3.5	1.2

Non-cash impairment write-down of property, plant and equipment	—	—	56.2	42.2	8.4

Non-cash interest on junior subordinated note payable to Motorola	3.8	9.6	10.7	5.3	5.6

Non-cash supplemental interest	—	—	10.2	—	11.6

Deferred income taxes	(19.9)	(9.1)	318.5	(50.2)	2.0

Changes in assets and liabilities:

Receivables	(249.3)	(1.6)	129.0	116.5	0.8

Inventories	(9.6)	(76.0)	17.7	(34.6)	13.9

Other assets	0.4	(27.6)	(1.7)	(15.1)	4.1

Accounts payable	63.7	40.2	(60.5)	(30.0)	(19.4)

Accrued expenses	59.0	37.0	(65.3)	(11.2)	0.5

Due to affiliates	2.2	7.2	1.7	(1.7)	3.4

Income taxes payable	23.5	(13.7)	(11.6)	(0.6)	(1.3)

Accrued interest	30.1	(12.2)	(4.5)	6.3	4.9

Deferred income on sales to distributors	—	—	(82.8)	(46.1)	(24.1)

Other long-term liabilities	12.3	5.6	7.7	3.8	(6.6)

Net cash provided by (used in) operating activities	28.4	281.9	(139.1)	(70.3)	1.7

Cash flows from investing activities:

Purchases of property, plant and equipment	(51.4)	(176.2)	(109.4)	(81.3)	(12.1)

Investment in business, net of cash acquired	—	(253.2)	—	—	—

Other investments	—	(2.3)	(0.5)	(0.5)	—

Loans to affiliates	(83.0)	(43.1)	(5.0)	(5.0)	—

Proceeds from sales of property, plant and equipment	1.8	18.1	13.8	2.3	1.3

Net cash used in investing activities	(132.6)	(456.7)	(101.1)	(84.5)	(10.8)

Cash flows from financing activities:

Net capital contributions from Member	342.0	301.2	119.5	19.1	1.9

Proceeds from senior credit facilities and other borrowings	800.5	226.1	125.0	125.0	290.7

Proceeds from issuance of senior subordinated notes	400.0	—	—	—	—

Payment of capital lease obligation	—	—	(1.9)	(0.6)	(1.1)

Payment of debt issuance costs	(52.6)	(3.2)	(5.1)	—	(11.4)

Repayment of senior credit facilities, including prepayment penalty in 2000	—	(131.5)	(5.6)	—	(283.3)

Repayment of senior subordinated notes, including prepayment penalty	—	(156.8)	—	—	—

Net cash payments to Motorola in connection with Recapitalization	(1,264.5)	—	—	—	—

Net cash provided by (used in) financing activities	225.4	235.8	231.9	143.5	(3.2)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.1)	0.8	0.8	0.9

Net increase (decrease) in cash and cash equivalents	120.8	60.9	(7.5)	(10.5)	(11.4)

Cash and cash equivalents, beginning of period	—	120.8	181.7	181.7	174.2

Cash and cash equivalents, end of period	$120.8	$181.7	$174.2	$171.2	$162.8

The accompanying notes are an integral part of these consolidated financial statements.

Note 1: Background and Basis of Presentation

         Semiconductor Components Industries, LLC (“SCI LLC” or the “Company”) is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). The Company is one of the largest independent suppliers of semiconductor components in the world. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector.

         On August 4, 1999, ON Semiconductor was recapitalized and certain related transactions were effected pursuant to an agreement among ON Semiconductor, the Company, Motorola and affiliates of Texas Pacific Group (“TPG”). As a result of the Recapitalization, an affiliate of TPG owned approximately 91% and Motorola owned approximately 9% of the outstanding common stock of ON Semiconductor. In addition, as part of these transactions, TPG received 1,500 shares and Motorola received 590 shares ON Semiconductor’s mandatorily redeemable preferred stock with a liquidation value of $209 million plus accrued and unpaid dividends. Motorola also received a $91 million junior subordinated note issued by the Company. Cash payments to Motorola in connection with the Recapitalization were financed through equity investments by affiliates of TPG totaling $337.5 million, borrowings totaling $740.5 million under the Company’s $875 million senior bank facilities and the issuance of $400 million of 12% senior subordinated notes due August 2009. Because TPG’s affiliate did not acquire substantially all of ON Semiconductor’s common stock, the basis of ON Semiconductor’s assets and liabilities for financial reporting purposes was not impacted by the Recapitalization.

         The accompanying unaudited financial statements as of June 28, 2002 and for the six months ended June 29, 2001 and June 28, 2002, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In opinion of the Company’s management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

Note 2: Liquidity

         During 2001, the Company incurred a net loss of $832.8 million compared with net income of $67.0 million in 2000. (The net loss in 2001 included charges of $366.8 million to establish a valuation allowance for a portion of the Company’s deferred tax assets, $150.1 million for costs associated with the Company’s restructuring efforts and $116.4 million for the cumulative effect of accounting change. Net income for 2000 included after tax charges of $17.5 million relating to debt prepayments and $16.1 million relating to the write-off of in-process research and development costs related to the Cherry acquisition.) Additionally, the Company’s operating activities utilized $139.1 million of cash in 2001 compared with cash provided by operating activities of $281.9 million in 2000.

         At December 31, 2001, the Company had $174.2 million in cash and cash equivalents, net working capital of $205.4 million, long-term debt of $1,386.9 million (including $12.4 million due in 2002) and a member’s deficit of $459.8 million. The Company’s long-term debt includes $988.7 million under its senior bank facilities, $260.0 million of its senior subordinated notes due 2009, $115.2 million under its junior subordinated note payable to Motorola, $21.9 million under a note payable to a Japanese bank and a capital lease obligation totaling $1.1 million.

         As discussed in Note 8, the Company was not in compliance with certain of the covenants contained in the agreement relating to its senior bank facilities as of June 29, 2001. On August 13, 2001, the lenders agreed to waive such non-compliance and amend the related agreement to, among other things, reduce certain covenant limitations, add other covenants, increase applicable interest rate spreads and require the Company to obtain an additional $100 million investment from TPG. ON Semiconductor issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of TPG on September 7, 2001 resulting in net proceeds to the Company of $99.2 million. The Company was in compliance with the revised covenants as of December 31, 2001.

         The Company’s ability to make payments on and to refinance its indebtedness, to remain in compliance with the various restrictions and covenants found in its credit agreements and to fund working capital, capital expenditures, research and development efforts and strategic acquisitions will depend on its ability to generate cash in the future, which is subject to, among other things, its future operating performance and to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control.

         The Company’s primary cash needs, both in the short term and in the long term will focus on debt service, capital spending and working capital. The Company’s liquidity needs may also be supplemented with the proceeds from targeted sales of assets. As part of its business strategy, the Company reviews acquisition and divestiture opportunities and proposals on a regular basis. Although there can be no assurances, management believes that cash flow from operations coupled with existing cash and cash equivalent balances will be adequate to fund the Company’s operating and cash flow needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2002. To the extent that actual results or events differ from the Company’s financial projections and business plans, its liquidity may be adversely affected.

Note 3: Significant Accounting Policies

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in companies that represent less than 20% of the related voting stock are accounted for on the cost basis. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, inventories and deferred tax assets; reserves for customer incentives, restructuring charges and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates.

Cash Equivalents

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

         Inventories are stated at the lower of standard cost (which approximates cost on a first-in, first-out basis), or market. The Company reserves for potentially obsolete or slow moving inventories based upon a regular analysis of inventory levels on hand compared to historical and projected end user demand. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property, Plant and Equipment

         Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Impairment of Long-Lived Assets

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable by comparing the carrying amount of such assets to the estimated undiscounted future cash flows associated with them. In cases where the estimated undiscounted future cash flows are less than the related carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Goodwill and Other Intangible Assets

         Goodwill represents the excess of the purchase price of the Cherry acquisition (described in Note 6 “Acquisition”) over the estimated fair value of the net assets acquired and is being amortized on a straight line basis over its estimated useful life of ten years. The Company also obtained certain intangible assets in the Cherry acquisition which are being amortized on a straight line basis over estimated useful lives of five years. As described in the Recent Accounting Pronouncements below, the Company was required to adopt a new accounting standard with respect to its goodwill and certain intangible assets effective January 1, 2002.

Debt Issuance Costs

         Debt issuance costs are capitalized and amortized over the terms of the underlying agreements. Upon prepayment of debt, the related unamortized debt issuance costs are charged to operations. Amortization of debt issuance costs is included in interest expense while the unamortized balance is included in other assets.

Revenue Recognition

         The Company generates revenue from sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers. As further described in Note 4, “Accounting Changes”, prior to January 1, 2001, the Company recognized revenue on all semiconductor sales when title passed to the customer. Provisions were also recorded at that time for estimated sales returns from distributors as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Deferred income on sales to distributors as reflected in the Company’s consolidated balance sheet represents the net margin (deferred revenue less associated costs of sales) for inventory on hand at our distributors at the end of the period.

Research and Development Costs

         Research and development costs are expensed as incurred.

Income Taxes

         Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

Foreign Currencies

         Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of the local currency financial statements of these subsidiaries into the functional currency, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. Certain foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within member’s equity (deficit).

Recent Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 supersedes APB 16, “Business Combinations”. The provisions of SFAS No. 141 require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001; provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill; and, require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. SFAS No. 141 also requires that upon adoption of SFAS No. 142, the Company reclassify the carrying amounts of certain intangible assets into or out of goodwill based on certain criteria. SFAS No. 142 supersedes APB 17, “Intangible Assets”, and is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of SFAS No. 142 prohibit the amortization of goodwill and indefinite-lived intangible assets and require that such assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill or indefinite-lived intangible assets may be impaired), require that reporting units be identified for the purpose of assessing potential future impairments of goodwill; and, remove the forty-year limitation on the amortization period of intangible assets that have finite lives.

         The Company adopted the provision of SFAS No. 142 effective January 1, 2002. In connection with the adoption of SFAS No. 142, the Company reclassified the unamortized balance of assembled workforce relating the Cherry acquisition (described in Note 6 “Acquisition”) of $6.8 million into goodwill. Effective January 1, 2002, the Company no longer records amortization with respect to goodwill resulting from the Cherry acquisition. Such amortization expense totaled $10.7 million in 2001. The following table reflects pro-forma earnings assuming that SFAS No. 142 was adopted January 1, 2000 (in millions):

	Year Ended		Year Ended

	As reported	Pro forma	As reported	Pro forma
	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2001

Reported net income (loss) before extraordinary loss and cumulative effect of accounting change	$84.5	$84.5	$(716.4)	$(716.4)

Add back: Goodwill amortization	—	7.7	—	10.7

Adjusted net income (loss) before extraordinary loss and cumulative effect of accounting change	84.5	92.2	(716.4)	(705.7)

Extraordinary loss on debt prepayment	(17.5)	(17.5)	—	—

Cumulative effect of accounting change	—	—	(116.4)	(116.4)

Net income (loss)	$67.0	$74.7	$(832.8)	$(822.1)

         In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets carrying value and depreciated over the assets remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company has not yet determined the impact of SFAS No. 143 on its financial condition or results of operations.

         In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company adopted SFAS No. 144 as of January 1, 2002. Such adoption did not impact the Company’s financial condition or results of operations.

Note 4: Accounting Changes

Revenue Recognition

         Effective January 1, 2001, the Company changed its accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution. This revenue recognition policy is commonly used in the semiconductor industry.

         The cumulative effect of this accounting change prior to January 1, 2001 was a charge of $155.2 million ($116.4 million, net of income taxes) and was recorded in 2001. The accounting change resulted in a $116.6 million increase in revenues and a $53.1 million reduction of the Company’s net loss before cumulative effect of accounting change in 2001.

         The estimated pro forma effects of the accounting change are as follows (in millions,):

	August 4, 1999	Year ended
	through	December 31,
	December 31,
As reported:	1999	2000	2001

Revenues	$796.8	$2,070.2	$1,213.3

Net income (loss) before extraordinary loss	27.5	84.5	(716.4)

Net income (loss)	27.5	67.0	(832.8)

Pro forma effects reflecting the accounting change applied retroactively:

Revenues	$774.6	$1,955.0	$1,213.3

Net income (loss) before extraordinary loss	17.8	44.2	(716.4)

Net income (loss)	17.8	26.7	(832.8)

         Derivatives Instruments and Hedging Activities

         The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which establishes standards for the accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities effective January 1, 2001.

         Upon adoption, the Company recorded an after-tax charge of approximately $3.4 million to accumulated other comprehensive income (loss). This charge consisted of an approximate $2.1 million adjustment to record the Company’s interest rate swaps in the consolidated balance sheet at their estimated fair values as well as the write-off of an approximate $3.5 million deferred charge (included in other assets in the accompanying consolidated balance sheet at December 31, 2000) relating to the payment made in December 2000 for the early termination of an interest rate protection agreement relating to a portion of the amounts outstanding under the Company’s senior bank facilities, both before income taxes of approximately $2.2 million.

         The Company uses forward foreign currency contracts to reduce its overall exposure to the effects of foreign currency fluctuations on its results of operations and cash flows. The fair value of these derivative instruments are recorded as assets or liabilities with gains and losses offsetting the losses and gains on the underlying assets or liabilities. The adoption of SFAS 133 did not impact the Company’s accounting and reporting for these derivative instruments.

Note 5: Restructuring and Other Charges

         During 2001, the Company recorded charges of $146.3 million to cover costs associated with its worldwide restructuring program. The charges relate to the consolidation of selling and administrative functions in the U.S. and Europe, phasing out manufacturing operations at the Company’s Guadalajara, Mexico facility, transferring certain manufacturing activities performed at the Company’s Aizu, Japan and Seremban, Malaysia facilities to other Company-owned facilities or to third party contractors and consolidation of other operations. The charges included $80.1 million to cover employee separation costs associated with the termination of approximately 4,050 employees, asset impairments of $56.2 million and $10.0 million of other costs primarily related to facility closures and contract terminations. The asset impairments were charged directly against the related assets. Employee separation costs included $1.3 million of non-cash charges associated with the acceleration of the vesting of stock options for terminated employees and $7.4 million for additional pension charges related to terminated employees. As of December 31, 2001, the remaining liability relating to this restructuring was $19.8 million. As of December 31, 2001, approximately 3,300 employees have been terminated under this restructuring plan. All terminations under the restructuring plan are expected to be complete by the fourth quarter of 2002.

         During 2000, the Company recorded a $5.6 million charge to cover costs associated with a restructuring program at its manufacturing facility in Guadalajara, Mexico. The charge included $3.2 million to cover employee separation costs associated with the termination of approximately 500 employees and $2.4 million for asset impairments that were charged directly against the related assets. In September 2000, the Company completed its evaluation of the costs to be incurred and released $0.8 million of the remaining reserve for employee separation costs to income. As of December 31, 2001, there was no remaining liability relating to the 2000 restructuring program.

         In December 1999, the Company recorded a restructuring charge of $11.1 million, including $3.5 million to cover employee separation costs relating to approximately 150 employees at a manufacturing facility in Mesa, Arizona that was closed in December as well as $7.6 million to cover equipment write-downs at that facility and other non-cash business exit costs that were charged directly against the related assets. As of December 31, 2001, there was no remaining liability relating to the 1999 restructuring program.

         A summary of activity in the Company’s restructuring reserves is as follows (in millions):

	Facility closures	Employee	Total
	and other exit costs	separations	restructuring

Balance as of August 4, 1999	$14.3	—	$14.3

Plus: 1999 restructuring charges	—	3.5	3.5

Less: Payments charged against the reserve	(0.9)	—	(0.9)

Less: Reserve released to income	(7.4)	—	(7.4)

Balance as of December 31, 1999	6.0	3.5	9.5

Plus: 2000 restructuring charges	—	3.2	3.2

Less: Payments charged against the reserve	(6.0)	(5.2)	(11.2)

Less: Reserve released to income		(0.8)	(0.8)

Balance as of December 31, 2000	—	0.7	0.7

Plus: 2001 restructuring charges	10.0	71.4	81.4

Less: Payments charged against the reserve	—	(62.3)	(62.3)

Balance as of December 31, 2001	10.0	9.8	19.8

Plus: 2002 restructuring charges (unaudited)	4.4	9.9	14.3

Less: Payments charged against the reserve (unaudited)	(6.5)	(7.8)	(14.3)

Less: Reserve released to income (unaudited)	(1.3)	—	(1.3)

Balance as of June 28, 2002 (unaudited)	$6.6	$11.9	$18.5

         In March 2001, the Company also recorded a $3.8 million charge to cover costs associated with the separation of one of its executive officers. In connection with the separation, the Company paid the former executive officer $1.9 million. In addition, the Company agreed to accelerate the vesting of his remaining stock options and to allow such options to remain exercisable for the remainder of their ten-year term. The Company recorded a non-cash charge of $1.9 million related to the modification of these options.

         In June 2002, the Company recorded charges of $16.7 million to cover costs associated with a worldwide restructuring program involving manufacturing, selling, general and administrative functions. The charge includes $3.9 million to cover employee separation costs associated with the termination of 79 employees, $8.4 million for fixed asset impairments that were charged directly against the related assets, $2.8 million in costs related to termination of certain purchase and supply agreements, and $1.6 million of additional exit costs associated with the shutdown of the Company’s Guadalajara, Mexico facility. Employee separation costs included $1.0 million of non-cash charges associated with the modification of stock options for certain terminated employees. As of June 28, 2002, 79 employees had been terminated under this restructuring program. As of June 28, 2002, the remaining liability related to this restructuring was $5.5 million. The Company released to income $1.2 million of exit costs previously accrued in connection with a 2001 restructuring program. The Company also recorded a gain of $12.4 million related to a settlement with Motorola on April 8, 2002, which partially offset the charges above for a net charge of $3.1 million (see Note 10 “Related Party Transactions” for further discussion of the settlement agreement).

         In March 2002, the Company recorded a $7.1 million charge (net of a $0.1 million recovery) to cover costs associated with a worldwide restructuring program involving selling, general and administrative functions. The charge was to cover employee separation costs associated with the termination of 72 employees and included $0.2 million of non-cash charges associated with the acceleration of the vesting of stock options for certain terminated employees. As of June 28, 2002, the remaining liability relating to the March 2002 charge to the restructuring program was $4.8 million. As of June 28, 2002, 14 employees had been terminated under this restructuring program.

Note 6: Acquisition

         On April 3, 2000, the Company acquired all of the outstanding capital stock of Cherry Semiconductor Corporation (“Cherry”) for approximately $253.2 million in cash (including acquisition related costs), which was financed with cash on hand and borrowings of $220.0 million under the Company’s senior bank facilities. Cherry, which was renamed Semiconductor Components Industries of Rhode Island, Inc., designs and manufactures analog and mixed signal integrated circuits for the power management and automotive markets, and had revenues for its fiscal year ended February 29, 2000 of $129.1 million.

         The Cherry acquisition was accounted for using the purchase method of accounting and, as a result, the purchase price and related costs were allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on independent appraisals and management estimates as follows (in millions):

Fair value of tangible net assets	$71.3

Developed technology	59.3

In-process research and development	26.9

Assembled workforce	10.0

Excess of purchase price over estimated fair value of net assets acquired (goodwill)	85.7

$253.2

         Developed technology is being amortized on a straight-line basis over an estimated useful life of five years. Goodwill was being amortized on a straight-line basis over an estimated useful life of ten years; however, as mentioned previously, such amortization was discontinued upon the adoption of SFAS 142 effective January 1, 2002. Additionally, assembled workforce was being amortized over an estimated useful life of five years. Assembled workforce does not meet the SFAS 141 requirements as an intangible asset apart from goodwill. Accordingly, upon adoption of SFAS 142, the Company reclassified the unamortized balance of assembled workforce to goodwill and the related amortization will be discontinued.

         The fair value of acquired in-process research and development was determined using the income approach, which discounts expected future cash flows to present value. Significant assumptions that had to be made in using this approach included revenue and operating margin projections and determination of the applicable discount rate. The fair value of acquired in-process research and development was based on sales forecasts and cost assumptions projected to be achievable by Cherry on a stand-alone basis. Operating margins were based on cost of goods sold and selling, general and administrative expenses as a percentage of revenues. All projected revenue and cost information was based on historical results and trends and did not include any synergies or cost savings that may result from the acquisition. The rate used to discount future projected cash flows resulting from the acquired in-process research and development was 20 percent, which was derived from a weighted average cost of capital analysis adjusted upward to reflect additional risks inherent in the development life cycle.

         At the date of acquisition, the in-process research and development had not yet reached technological feasibility and no alternative future uses had been identified. Accordingly, these costs were expensed as of the acquisition date. The expected release dates for the products incorporating the acquired technology vary, but such products began to generate cash flows in 2001. The ultimate development of these technologies remains a significant risk due to the remaining efforts required to achieve technical viability, rapidly changing customer markets, uncertain standards for new products and significant competitive threats from numerous companies. The nature of the efforts to develop the acquired technology into commercially viable products consists principally of design and development, engineering and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could have a material adverse impact on the Company’s business and operating results.

         The forecasts used in valuing the acquired in-process research and development were based upon assumptions the Company believes are reasonable; however, such assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. There can be no assurance that the underlying assumptions used to estimate expected project sales or profits, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from the projected results.

         Cherry’s results of operations have been included in the Company’s consolidated results from the date of acquisition. The following pro forma disclosures present the Company’s results of operations for 2000 as if the Company had acquired Cherry as of January 1, 2000 (in millions):

(unaudited)
Total revenues	$2,106.6

Net income before extraordinary loss	81.3

Net income	63.8

         These amounts include the results of Cherry for the first quarter of 2000 and are adjusted to reflect interest and amortization charges that would have occurred had the purchase taken place on January 1, 2000. The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from any cost savings, which might be achieved from combined operations. The pro forma results are not indicative of the actual results that would have occurred had the acquisition been consummated as of January 1, 2000.

Note 7: Balance Sheet Information

         Balance sheet information is as follows (in millions):

	December 31,
			June 30,
	2000	2001	2002

			(unaudited)
Receivables, net:

Accounts receivable	$273.2	$144.1	$145.5

Less: Allowance for doubtful accounts	(2.5)	(1.9)	(1.9)

	$270.7	$142.2	$143.6

Inventories:

Raw materials	$21.0	$12.1	$12.0

Work in process	133.9	138.4	119.4

Finished goods	116.8	79.9	74.5

Less: Inventory reserves	(22.5)	(50.2)	(50.1)

	$249.2	$180.2	$155.8

Property, plant and equipment, net:

Land	$13.6	$11.4	$11.6

Buildings	351.9	379.9	367.0

Machinery and equipment	1,116.9	959.4	888.0

Total property, plant and equipment	1,482.4	1,350.7	1,266.6

Less: Accumulated depreciation	(909.8)	(867.9)	(832.0)

	$572.6	$482.8	$434.6

Goodwill	$95.7	$95.7	$95.7

Less: Accumulated amortization	(7.7)	(18.4)	(18.4)

	$88.0	$77.3	$77.3

Intangible asset:

Developed technology	$59.3	$59.3	$59.3

Less: Accumulated amortization	(9.1)	(20.7)	(26.6)

	$50.2	$38.6	$32.7

Accrued expenses:

Accrued payroll	$59.9	$28.2	$36.5

Warranty and other sales related reserves	53.5	18.0	13.3

Restructuring reserve	0.7	19.8	18.5

Other	66.7	21.2	22.3

	$180.8	$87.2	$90.6

         Estimated amortization expense of intangible assets is as follows (in millions):

Year ending
December 31,
2002	$11.9

2003	11.9

2004	11.9

2005	2.9

$38.6

         Depreciation expense totaled $55.2 million, $126.3 million and $122.8 million for the period from August 4, 1999 to December 31, 1999 and for the years ended December 31, 2000 and 2001, respectively

Note 8: Long-Term Debt

         Long-term debt consists of the following (dollars in millions):

		December 31, 2000		December 31, 2001

	Amount of Facility	Interest Rate	Balance	Interest Rate	Balance

Senior Bank Facilities:

Tranche A	$200.0	9.438%	$18.4	8.940%	$17.0

Tranche B	325.0	10.250%	314.0	8.940%	312.5

Tranche C	350.0	10.500%	338.2	8.940%	336.5

Tranche D	200.0	9.750%	198.7	8.940%	197.7

Revolver	150.0	—	—	8.940%	125.0

			869.3		988.7

12% Senior Subordinated Notes due 2009, interest payable semi-annually			260.0		260.0

10% Junior Subordinated Note to Motorola due 2011 (including accrued interest of $13.5 and $24.2), interest compounded semi-annually, payable at maturity			104.5		115.2

Capital lease obligation			—		1.1

2.25% Note payable due 2010 (Japan)			24.5		21.9

Less: Current maturities			(5.6)		(12.4)

			$1,252.7		$1,374.5

         Borrowings under the senior bank facilities, which bear interest at rates selected by the Company based on either LIBOR or an alternative base rate, as defined, plus an interest rate spread, amortize within four to six years. The Tranche A facility contains a $150 million revolving line of credit. Borrowings of $125 million and letters of credit totaling $13.4 million were outstanding against the revolving line of credit at December 31, 2001 leaving $11.6 million of availability at that date. However, any future borrowings against the revolving line of credit are subject to lender approval.

         At June 29, 2001, the Company was not in compliance with the minimum interest expense coverage ratio and leverage ratio covenants related to its senior bank facilities. As of August 13, 2001, the Company received a waiver in respect of such noncompliance at June 29, 2001 and in respect of any future noncompliance with such covenants through December 31, 2002. In connection with such waiver, the Company amended its senior bank facilities as follows:

•	Minimum interest expense coverage ratio and leverage ratio requirements for periods between January 1, 2003 through December 31, 2005 were reduced, maximum capital expenditure limits were reduced and covenants requiring the maintenance of a minimum cash and cash equivalent balance until certain financial ratios are achieved and minimum EBITDA levels through December 31, 2002 were added;

•	The Company was required to obtain $100 million through an equity investment from its principal shareholder, an affiliate of TPG, by September 7, 2001. As described in Note 1, this requirement was satisfied on September 7, 2001, when ON Semiconductor issued 10,000 shares of its Series A Cumulative Convertible Redeemable Preferred Stock to an affiliate of TPG in exchange for $100 million ($99.2 million, net of issuance costs);

•	The interest rate spread on outstanding borrowings increased to 3.0% with respect to alternate base rate loans and 4.0% with respect to Eurodollar loans. Payment of such interest is required on a monthly basis. Additionally, a supplemental interest charge of 2.0% accrues through September 30, 2001, increasing to 3.0% for the period October 1, 2001 through June 30, 2003. Fifty percent of such supplemental interest must be paid by March 31, 2003 with the balance due by June 30, 2003. As a result of these amendments, the Company’s interest expense on an annual basis is expected to increase; and

•	Certain mandatory prepayment provisions contained in the original agreement were revised.

         The Company was in compliance with these amended covenants at December 31, 2001.

         Except as noted below, the senior subordinated notes may not be redeemed prior to August 1, 2004. Redemption prices range from 106% of the principal amount if redeemed in 2004 to 100% if redeemed in 2008 or thereafter. Up to 35% of the aggregate principal amount of the senior subordinated notes may be redeemed prior to August 4, 2002 with the net cash proceeds of a public equity offering at a redemption price equal to 112% of the principal amount redeemed.

         In connection with the Recapitalization, the Company and ON Semiconductor co-issued $400.0 million of senior subordinated notes due 2009. On May 3, 2000, ON Semiconductor completed the initial public offering (“IPO”) of its common stock and contributed a portion of the proceeds to the Company as a capital injection. A portion of the net proceeds was used by the Company to redeem $140 million of the senior subordinated notes and to prepay $131 million of the loans outstanding under the senior bank facilities.

         Also in connection with the Recapitalization, the Company incurred $52.6 million in costs relating to the establishment of its senior bank facilities and the issuance of its senior subordinated notes. During 2000 and 2001, the Company incurred $3.2 and $5.1 million, respectively in costs relating to additional borrowings under and amendments to its senior bank facilities. As previously mentioned, ON Semiconductor contributed a portion of the net proceeds from its IPO to the Company. The Company, in turn, redeemed a portion of its senior subordinated notes and prepaid a portion of the amounts outstanding under its senior bank facilities. In connection with this debt prepayment, the Company incurred debt prepayment penalties and redemption premiums of $17.3 million and wrote off $11.9 million of debt issuance costs. These amounts, totaling $29.2 million ($17.5 million net of income taxes) have classified as an extraordinary loss in the accompanying consolidated statement of operations in 2000. The Company’s balance sheet at December 31, 2000 and 2001, includes other assets of $36.1 and $35.2 million, respectively, related to unamortized debt issuance costs.

         The senior bank facilities as well as the senior subordinated notes contain various covenants and restrictions, including restrictions on the payment of dividends under certain circumstances. The senior bank facilities also require that substantially all of ON Semiconductor’s assets be pledged as collateral and are guaranteed by ON Semiconductor’s domestic subsidiaries.

         In 2000, the Company’s Japanese subsidiary entered into a yen-denominated note agreement with a Japanese bank to finance the expansion of its manufacturing facilities. The loan, which had a balance of $21.9 million at December 31, 2001 (based on the yen-to-dollar exchange rate in effect at that date) and bears interest at a annual rate of 2.25%, requires semi-annual principal and interest payments through September 2010 of approximately $1.9 million (based on the yen-to-dollar exchange rate at December 31, 2001). The note is unsecured, however, the bank has rights under the agreement to obtain collateral in certain circumstances.

         Annual maturities of long-term debt are as follows (in millions):

Year ending December 31:
2002	$12.4

2003	13.8

2004	18.3

2005	290.1

2006	412.3

Thereafter	640.0

$1,386.9

Private Placement Debt Offering

         On May 6, 2002, the Company and ON Semiconductor (collectively the “Issuers”) issued $300 million of Notes pursuant to a Rule 144A/Regulation S offering that was exempt from the registration requirements of the federal securities laws. The Notes mature on May 15, 2008 and are non-callable for four years. The Notes were issued at a discount of 96.902% and generated net cash proceeds of $279.3 million after such discount and the payment of issuance costs. The proceeds (excluding $0.6 million withheld for remaining closing costs) were used to prepay a portion of the Company’s senior bank facilities. In connection with this debt prepayment, the Company wrote off $6.5 million of debt issuance costs which is reflected as an extraordinary loss in the Company’s consolidated statements of operations. The Notes will accrue interest at the rate of 12% per annum from May 6, 2002. Commencing on February 6, 2003, the Notes will accrue interest at a rate of 13% per annum unless prior thereto ON Semiconductor has issued common stock or certain convertible preferred stock to financial sponsors generating at least $100 million in gross cash proceeds and has used the net cash proceeds to repay indebtedness under the Company’s senior bank facilities or under any other credit facility secured by a first-priority lien and has permanently reduced the related loan commitment equal to the amount prepaid. Such increase in interest rate, if any, will remain effective until such time as ON Semiconductor has completed such a stock issuance and repayment, unless such stock issuance and repayment occurs after August 6, 2003, in which case such increase in interest rate will remain in effect. Interest on the Notes is payable semi-annually on May 15 and November 15, commencing November 15, 2002.

         The Notes are jointly and severally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are also guarantors under its senior subordinated notes. In addition, the Notes and the guarantees are secured on a second priority basis by the capital stock or other equity interest of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries and substantially all other assets, in each case that are held by the Company or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

         The Issuers have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement. If the Issuers fail to comply with certain obligations under the registration rights agreement, the Issuers will incur additional interest up to a maximum of 2.0%.

         The Issuers used the net proceeds from the issuance and sale of the Notes to prepay a portion of the Company’s senior bank facilities. Because the remaining principal on the senior bank facilities was reduced below $750 million, the previously existing supplemental interest charges were reduced from 3.0% to 1.0%.

         On April 17, 2002, the Issuers’ senior bank facilities were amended to permit the issuance of the Notes, to permit the second-priority liens securing the Notes and to provide that, subject to specified conditions:

         •           minimum interest expense coverage ratio and maximum leverage ratio requirements will not apply until periods beginning after December 31, 2003;

         •           from January 1, 2004 to June 30, 2006, the minimum required interest expense coverage ratio will be lower and the maximum permitted leverage ratio will be higher, in each case as compared to the ratios previously required under the credit agreement;

         •           minimum EBITDA levels will apply until December 31, 2003 and minimum cash levels will apply until certain minimum interest coverage ratio and maximum leverage ratio requirements are met;

         •           sales of property, plant and equipment in connection with specified restructuring activities will be permitted; and

         •           borrowings of up to $100.0 million by or for the benefit of the Leshan joint venture will be permitted, the proceeds of which would be used to prepay loans under the senior bank facilities.

Note 9: Note Receivable from Affiliates

         In connection with the Recapitalization, the Company loaned certain affiliates $83.0 million to refinance third-party non-recourse loans. During 2000 and 2001, the Company loaned these affiliates an additional $43.1 million and $5.0 million, respectively, to finance facility expansion. Such loans, which totaled $126.1 and $131.1 at December 31, 2000 and 2001, respectively are included in the other assets in the consolidated balance sheet. These loans bear interest at rates ranging from at 7.0%-10.5%, payable quarterly, and mature at various dates through December 31, 2006. These loans are with the following affiliates (in millions):

		December 31,
Company Name	Country	2000	2001

Tesla Sezam a.s.	Czech Republic	$54.8	$54.8
Terosil a.s.	Czech Republic	13.0	13.0
Leshan-Phoenix Semiconductor Company Ltd.	China	58.3	63.3

		$126.1	$131.1

Note 10: Income Taxes

         The provision for income taxes included in the accompanying consolidated statement of operations has been calculated on a separate company basis. The Company’s domestic entities, along with those of ON Semiconductor’s other domestic divisions, are included in ON Semiconductor’s consolidated federal income tax return. State taxes are provided based upon each of the Company’s domestic entities’ apportioned taxable income or loss.

         Geographic sources of income (loss) before income taxes, extraordinary loss and cumulative effect of accounting change are as follows (in millions):

	August 4, 1999	Year ended December 31,
	through
	December 31, 1999	2000	2001

United States	$9.4	$63.3	$(196.6)

Foreign	35.2	67.7	(176.9)

	$44.6	$131.0	$(373.5)

         The provision for income taxes is as follows (in millions):

	August 4, 1999	Year ended December 31,
	through
	December 31, 1999	2000	2001

Current
Federal	$11.7	$37.1	$(19.5)

State and local	1.6	4.6	0.1

Foreign	21.4	15.4	5.6

	34.7	57.1	(13.8)

Deferred
Federal	(7.9)	(8.7)	315.8

State and local	(1.1)	(1.3)	39.5

Foreign	(8.6)	(0.6)	1.4

	(17.6)	(10.6)	356.7

	$17.1	$46.5	$342.9

         A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	August 4, 1999	Year ended December 31,
	through
	December 31, 1999	2000	2001

U.S. federal statutory rate	35.0%	35.0%	(35.0)%

Increase (decrease) resulting from:

State and local taxes, net of federal tax benefit	1.1	3.0	(3.5)

Foreign withholding taxes	1.5	2.2	1.5

Foreign rate differential	(1.2)	(4.7)	11.0

Change in valuation allowance	—	—	117.6

Other	1.9	—	0.2

	38.3%	35.5%	91.8%

         Deferred tax assets are as follows (in millions):

	Year ended December 31,

	2000	2001

Tax-deductible goodwill	$271.5	$255.4

Reserves and accruals	24.2	31.7

Inventories	14.4	29.3

Property, plant and equipment	9.1	28.3

Net operating loss and tax credit carryforwards	—	94.2

Other	7.2	19.6

Gross deferred tax assets	326.4	458.5

Valuation allowance	—	(450.6)

Net deferred tax asset	$326.4	$7.9

         During the fourth quarter of 2001, the Company recorded a $366.8 million income tax charge to establish a valuation allowance for the portion of its deferred tax assets for which it is more likely than not that the related benefits will not be realized. When coupled with the tax benefits relating to the 2001 operating loss which were not recognized during the year, the Company’s valuation allowance totaled $450.6 million at December 31, 2001. The Company established the valuation allowance based upon management’s analysis of the information available which included, among other things, the operating loss experienced during the year as well as uncertainties surrounding the timing of the recovery in economic conditions both generally, as well as within the semiconductor industry. The Company will begin to release the valuation allowance once profitable operations resume.

         As of December 31, 2001, the Company’s federal, state, and foreign net operating loss carryforwards were $215.1 million, $281.9 million, and $15.7 million, respectively. If not utilized, these net operating losses will expire in varying amounts from 2006 through 2022. The Company’s ability to utilize its federal net operating loss carryforwards may be limited in the future if the Company experiences an ownership change as defined by the Internal Revenue Code.

         Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $57.5 million at December 31, 2001) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to additional tax if they were remitted as dividends, if foreign earnings were lent to any of the Company’s U.S. subsidiaries, or if the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign tax withholdings of $7.1 million.

Note 11: Employee Benefit Plans

              Defined Benefit Plans
         In conjunction with the Recapitalization, the Company established a pension plan (the “Plan”) that, after one year of service, covered most U.S. employees who were also formerly employees of Motorola. The Plan’s benefit formula is dependent upon employee’s earnings and years of service. Benefits under the Plan are valued utilizing the projected unit credit cost method. The Company’s policy is to fund its defined benefit plans in accordance with the requirements and regulations of the Internal Revenue Code.

         In November 1999, the Plan was amended so that benefit accruals will be discontinued effective December 31, 2004 for those employees whose combined age and years of service (in complete years) equaled or exceeded 65 at August 4, 1999 (the “Grandfathered Employees”). Benefit accruals under the plan for all other employees were discontinued effective December 31, 2000. Upon termination or retirement, employees may elect to receive their benefits in the form of either an annuity contract or a lump-sum distribution. This plan curtailment resulted in a reduction in the Plan’s benefit obligation of $12.6 million in 1999. After recognition of the related unrecognized prior service cost and other charges, the Company recognized a net curtailment gain of $0.5 million during the period from August 4, 1999 through December 31, 1999. In 2000, a second pension plan was established and the assets and accumulated benefits related to the Grandfathered Employees were transferred to the new plan.

         Effective April 15, 2001, the Company terminated the Plan in a standard termination, which requires plan assets be sufficient to provide all benefits for participants and beneficiaries of deceased participants. The Plan’s termination was approved by the Pension Benefit Guaranty Corporation, the government agency that regulates pension plan terminations. The Company also anticipates seeking the approval of the Internal Revenue Service with respect to the termination of the Plan. In 2001, substantially all accrued benefits under the Plan were distributed to participants.

         Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. Such plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under all foreign pension plans are also valued using the projected unit credit cost method.

         The following is a summary of the status of the Company’s various pension plans and the net periodic pension cost (dollars in millions):

	2000			2001

	U.S.	Foreign		U.S.	Foreign
	Pension	Pension		Pension	Pension
	Plans	Plans	Total	Plans	Plans	Total

Assumptions used to value the Company’s pension obligations are as follows:

Expected return on plan assets	8.50%	7.46%		8.50%	6.60%

Discount rate	6.80%	5.76%		7.40%	5.08%

Benefit obligation, beginning of year	$67.1	$34.3	$101.4	$77.4	$32.8	$110.2

Service cost	4.7	2.6	7.3	2.1	2.2	4.3

Interest cost	4.5	2.0	6.5	2.4	1.6	4.0

Curtailment gain				—	(0.2)	(0.2)

Actuarial (gain) loss	4.7	(2.5)	2.2	18.0	(0.5)	17.5

Benefits paid	(3.6)	(0.7)	(4.3)	(58.4)	(11.7)	(70.1)

Translation (gain) loss	—	(2.9)	(2.9)	—	(1.9)	(1.9)

Benefit obligation, end of year	$77.4	$32.8	$110.2	$41.5	$22.3	$63.8

Change in Plan Assets:

Fair value, beginning of year	$61.8	$18.4	$80.2	$60.5	$18.1	$78.6

Actual return on plan assets	2.3	(1.0)	1.3	0.4	(0.6)	(0.2)

Employer contributions	—	2.3	2.3	7.6	4.4	12.0

Benefits paid	(3.6)	(0.7)	(4.3)	(58.4)	(11.7)	(70.1)

Translation gain (loss)	—	(0.9)	(0.9)	—	(1.1)	(1.1)

Fair value, end of year	$60.5	$18.1	$78.6	$10.1	$9.1	$19.2

Balances, end of year:

Pension benefit obligation	$(77.4)	$(32.8)	$(110.2)	$(41.5)	$(22.3)	$(63.8)

Fair value of plan assets	60.5	18.1	78.6	10.1	9.1	19.2

Funded status	(16.9)	(14.7)	(31.6)	(31.4)	(13.2)	(44.6)

Unrecognized net actuarial loss (gain)	7.6	(0.7)	6.9	17.3	(0.2)	17.1

Unrecognized prior service cost	2.6	4.9	7.5	1.3	2.2	3.5

Net liability recognized, end of year	$(6.7)	$(10.5)	$(17.2)	$(12.8)	$(11.2)	$(24.0)

The net liability recognized in the

consolidated balance sheets consists of

the following:

Accrued benefit liability	$(9.6)	$(10.5)	$(20.1)	$(27.9)	$(11.2)	$(39.1)

Intangible asset	2.6	—	2.6	1.3	—	1.3

Deferred tax valuation allowance				5.6		5.6

Accumulated other comprehensive income

(loss)	0.3	—	0.3	8.2	—	8.2

Net liability recognized, end of year	$(6.7)	$(10.5)	$(17.2)	$(12.8)	$(11.2)	$(24.0)

	Period from August 4, 1999			2000			2001
	to December 31, 1999
				U.S.	Foreign		U.S.	Foreign
		Foreign		Pension	Pension		Pension	Pension
	US Plan	Plans	Total	Plans	Plans	Total	Plans	Plans	Total

Assumptions used to determine
pension costs are as follows:

Discount rate	6.80%	6.22%		6.80%	6.22%		6.80%	5.76%

Expected return on assets	8.50%	5.15%		8.50%	5.15%		8.50%	7.46%

Rate of compensation increase	5.00%	7.91%		5.00%	4.75%		3.00%	3.77%

Components of net periodic pension
cost:

Service cost	$2.5	$1.0	$3.5	$4.7	$2.6	$7.3	$2.1	$2.2	$4.3

Interest cost	2.4	0.8	3.2	4.5	2.0	6.5	2.4	1.6	4.0

Expected return on assets	(2.4)	(0.5)	(2.9)	(5.2)	(1.5)	(6.7)	(1.4)	(1.0)	(2.4)

Amortization of prior service cost	0.5	0.2	0.7	0.2	0.6	0.8	0.2	0.4	0.6

Other losses							0.3		0.3

Settlement loss (curtailment gain)	(0.5)		(0.5)	—	—	—	9.9	2.3	12.2

Net periodic pension cost	$2.5	$1.5	$4.0	$4.2	$3.7	$7.9	$13.5	$5.5	$19.0

         The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $60.4 million, $54.6 million and $16.3 million, respectively as of December 31, 2001 and $107.5 million, $96.1 million and $76.5 million, respectively as of December 31, 2000.

         Defined Contribution Plans

         The Company has a deferred compensation plan (“the Savings Plan”) for all eligible U.S. employees established under the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may contribute a percentage of their salary subject to certain limitations. For the period from August 4, 1999 through December 31, 1999, there were no Company matching contributions to the Savings Plan; however, U.S. employees were eligible for a profit sharing contribution. The Company recognized $1.3 million of expense for the profit sharing feature of the Savings Plan for the period from August 4, 1999 through December 31, 1999. No profit sharing contributions were made in 2000 or 2001.

         Effective January 1, 2000, the Company began a matching contribution of 100% of the first 4% of employee contributions, and 50% of the next 4% of employee contributions, as defined in the Savings Plan. The Company recognized $7.1 million of expense relating to matching contributions in 2000. Effective March 1, 2001 the Company amended the Savings Plan to make the matching contribution discretionary. A discretionary matching contribution was offered through April 2001, resulting in $2.2 million of related expense in 2001. Effective January 1, 2002, the Company reinstated a discretionary matching contribution of 100% of the first 3% of employee contributions and, if certain financial goals are achieved, an additional 50% of the next 6% of employee contributions.

         Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.4 million, $1.0 million and $0.6 million relating to these plans for the period from August 4, 1999 through December 31, 1999 and the years ended 2000 and 2001, respectively.

Note 12: Financial Instruments

         Foreign Currencies

         As a multinational business, the Company’s transactions are denominated in a variety of currencies. When appropriate, the Company uses forward foreign currency contracts to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s policy prohibits trading in currencies for which there are no underlying exposures, or entering into trades for any currency to intentionally increase the underlying exposure.

         Under the Company’s foreign exchange management program, foreign subsidiaries provide forecasts of their foreign currency exposures. The Company then aggregates the forecasted amounts and enters into foreign currency contracts in order to create an offset to the underlying exposures.. The Company primarily hedges existing assets and liabilities and cash flows associated with transactions currently on its balance sheet.

         At December 31, 2000 and 2001, the Company had net outstanding foreign exchange contracts with notional amounts of $29.7 million and $33.8 million, respectively. The contracts as of December 31, 2001 were obtained through financial institutions and mature within two months. In 2000, most of the contracts were obtained through Motorola and matured within two months with the longest maturing in eight months. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts, which are included in other long-term liabilities, should offset losses and gains on the assets, liabilities and transactions being hedged. The following schedule shows the notional amounts of net foreign exchange positions in U.S. dollars as of December 31, 2000 and 2001 (in millions):

	December 31,

	2000	2001
	Buy (Sell)	Buy (Sell)

Japanese Yen	$(58.6)	$(31.9)

Malaysian Ringgit	19.4	—

Euro	6.6	(8.0)

Mexican Peso	1.5	2.4

British Pound	(1.5)	6.1

Singapore Dollar	3.2	1.5

Taiwan Dollar	—	(3.4)

Other	(0.3)	(0.5)

	$(29.7)	$(33.8)

         The Company is exposed to credit-related losses if counterparties to its foreign exchange contracts fail to perform their obligations. At December 31, 2001, the counterparties on the Company’s foreign exchange contracts are two highly rated financial institutions and no credit-related losses are anticipated. Amounts payable or receivable under the contracts are included in other current assets or accrued expenses in the accompanying consolidated balance sheet. For the period August 4, 1999 to December 31, 1999 and for the years ended December 31, 2000 and 2001, aggregate foreign currency transaction gains totaled $2.2 million, $6.9 million and $1.2 million, respectively.

         Interest Rate Agreements

         At December 31, 2001, the Company had four interest rate swaps and one interest rate cap in effect which are required by the Company’s senior bank facilities. The interest rate swaps are floating-to-fixed rate agreements based on LIBOR with quarterly interest rate resets. Receipts on the interest rate cap are generated when LIBOR exceeds the cap limit of 7.0%. The aggregate notional amount of the interest rate swaps and interest rate cap at December 31, 2001 are $255 million and $65 million, respectively. The notional amounts are used solely as the basis for which the payment streams are calculated and exchanged. The notional amount is not a measure of the exposure to the Company through the use of the swaps or cap. Amounts to be paid or received under the contracts are recorded in either other current assets or accrued expenses in the accompanying consolidated balance sheet and as an adjustment to interest expense. The interest rate swaps expire during the years 2002 through 2004, while the cap expires in December 2002.

         Other

         At December 31, 2001, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not hedge the value of its equity investments in its subsidiaries or affiliated companies.

Note 13: Fair Value of Financial Instruments

         The Company uses the following methods to estimate the fair values of its financial instruments:

         Cash and Cash Equivalents

         The carrying amount approximates fair value due to the short-term maturities of such instruments.

         Notes Receivable from Affiliates

         Due to the related party nature of the notes receivable from affiliates, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar related party notes receivable. At December 31, 2000 and 2001, the carrying value of the notes receivable from affiliates was $126.1 million and $131.1 million, respectively.

         Long-term Debt

         The fair value of amounts outstanding under the Company’s senior bank facilities approximate fair value because these borrowings have variable interest rate terms. The fair values of the Company’s other long-term borrowings are determined by obtaining quoted market prices if available or market prices for comparable debt instruments.

         Foreign Currency Exchange Contracts

         Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

         Interest Rate Agreements

         The fair values of the interest rate swaps and cap represent the amounts at which they could be settled and are estimated by obtaining quotes from brokers.

         The carrying amounts and fair values of the Company’s financial instruments at December 31, 2000 and 2001 are as follows (in millions):

	December 31, 2000		December 31, 2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt	$(1,252.7)	$(1,260.3)	$(1,374.5)	$(1,132.3)

Foreign currency exchange contracts	5.8	5.8	0.9	0.9

Interest rate agreements	—	(2.1)	(12.2)	(12.2)

Note 14: Stock Options

1999 Founders Stock Option Plan

         Certain employees of the Company participate in the ON Semiconductor 1999 Founders Stock Option Plan (“the 1999 Plan”), which is an incentive plan for key employees, directors and consultants. A total of 11.6 million shares of the ON Semiconductor’s common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to, among other things, select the key employees, directors and consultants who will receive grants and determine the exercise prices and vesting schedules of the options. Prior to the existence of a public market for ON Semiconductor’s common stock, its’ Board of Directors determined fair market value.

2000 Stock Incentive Plan

         Company employees also participate in ON Semiconductor’s 2000 Stock Incentive Plan (“the 2000 Plan”) to provide key employees, directors and consultants with various equity-based incentives as described in the plan document. During 2001, ON Semiconductor stockholders voted to amend the 2000 Plan to increase the number of shares of its common stock issuable thereunder by 3.0 million (for an aggregate of 13.0 million shares at December 31, 2001). The 2000 Plan is administered by the ON Semiconductor Board of Directors or a committee thereof, which is authorized to determine, among other things, the key employees, directors or consultants who will receive awards under the plan, the amount and type of award, exercise prices or performance criteria, if applicable, and vesting schedules.

         Generally, the options granted under both the 1999 Plan and 2000 Plan vest over a period of four years. Under the 1999 Plan, all outstanding options and under the 2000 Plan certain outstanding options vest automatically upon a change of control, as defined, provided the option holder is employed by the Company on the date of the change in control. Under the 2000 Plan, certain other outstanding options vest upon a change of control if the Board of Directors of ON Semiconductor, in its discretion, provides for acceleration of the vesting of said options. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

         Additional information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	1999		2000		2001

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	—	—	9.5	$1.50	13.8	$6.49

Grants	9.5	$1.50	5.4	15.09	8.4	5.26

Exercises	—	—	(0.4)	1.50	(0.5)	1.50

Cancellations	—	—	(0.7)	7.71	(3.5)	7.42

Outstanding at end of year	9.5	$1.50	13.8	$6.49	18.2	$5.87

Exercisable at end of year	0.8	$1.50	2.2	$3.63	4.4	$4.74

Weighted average fair value of options granted during the year		$0.39		$8.67		$3.25

         The following tables summarize options outstanding and options exercisable at December 31, 2001 (shares in millions):

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number of	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.45-$3.86	9.6	8.23	$2.06

$5.50-$7.00	4.8	9.16	6.17

$9.03-$16.00	3.4	8.45	14.51

$17.37-$21.38	0.4	8.60	18.89

Totals	18.2		$5.87

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number of	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.50-$1.50	3.4	7.69	$1.50

$9.03-$16.00	0.9	8.44	14.66

$17.37-$21.38	0.1	8.59	18.97

Totals	4.4

         These options will expire if not exercised at specific dates through November 2011.

         In 2001, ON Semiconductor, on behalf of the Company, issued warrants to purchase 1,250,000 shares of common stock to consultants for services rendered during 2001. These warrants, which have an exercise price of $1.90 per share, were recorded by the Company at their estimated fair value of $1.3 million as a charge to general and administrative expense and with an offsetting credit to contributed capital.

         The Company also recorded charges of $3.2 million related to the modification of option terms for employees terminated under a restructuring plan as well as the separation of an executive officer. These charges are recorded in restructuring and other charges in the consolidated statement of operations with an offsetting credit to contributed capital.

         During 2000, an employee of the Company was granted 80,000 stock appreciation rights under the 2000 Plan with a reference price of $16.00.

         In 2000, the Company granted certain consultants options to purchase approximately 91,000 shares of common stock at exercise prices ranging from $1.50 to $16.00 per share. The aggregate estimated fair value of these options of $1.2 million was recognized by the Company as expense over the term of the respective consulting agreements, approximately $0.7 million in 2000 and $0.5 million in 2001.

2000 Employee Stock Purchase Plan

         The Company’s employees participate in the 2000 Employee Stock Purchase Plan sponsored by ON Semiconductor. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor’s common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees are limited to annual purchases of the lesser of 2,000 shares or $25,000 under this plan. In addition, during each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2000 and 2001, employees purchased approximately 1.0 million and 1.3 million shares under the plan. During 2001, shareholders voted to amend the 2000 Employee Stock Purchase Plan to increase the number of shares of the ON Semiconductor’s common stock issuable thereunder by 4.0 million (for an aggregate of 5.5 million shares).

Fair Value of Stock Options

         As permitted by SFAS 123, the Company measures employee stock compensation expense in accordance with APB 25. Had the Company determined employee stock compensation expense in accordance with SFAS 123, the Company’s net income (loss) for the period from August 4, 1999 through December 31, 1999 and for the years ended December 31, 2000 and 2001 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	August 4, 1999	Year ended
	through	December 31,
	December 31,
	1999	2000	2001

Net income (loss)

As reported	$27.5	$67.0	$(832.8)

Pro-forma	27.2	59.9	(850.7)

         The fair value of each option grant has been estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	1999	2000	2001

Expected life (in years)	5	5	5

Risk-free interest rate	5.90%	6.41%	4.82%

Volatility	0.00	0.60	0.70

Employee Stock Purchase Plan	2000	2001

Expected life (in years)	0.33	0.25

Risk-free interest rate	6.20%	4.26%

Volatility	0.60	0.70

         The weighted-average estimated fair value of employee stock options granted during 1999, 2000 and 2001 was $0.39, $8.67 and $3.25 per share, respectively. The weighted-average estimated fair value of shares sold under the 2000 Employee Stock Purchase Plan during 2000 and 2001 was $3.73 and $1.24, respectively.

Note 15: Commitments and Contingencies

         Leases

         The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2001 (in millions):

Year ending December 31:

2002	$24.0

2003	14.5

2004	7.6

2005	2.8

2006	1.2

Thereafter	1.6

$51.7

         The Company’s existing leases do not contain significant restrictive provisions; however, certain leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense for the period from August 4, 1999 through December 31, 1999, and the years ended December 31, 2000 and 2001 was $6.8 million, $12.7 million and $10.5 million, respectively.

         In November 1999, the Company leased computer equipment pursuant to an operating lease agreement, as amended. As of December 31, 2001, remaining payments under this lease totaled $9.4 million and are secured by two letters of credit totaling $6.9 million issued in favor of the lessor under the Company’s revolving line of credit. A downgrade in the Company’s debt rating could trigger acceleration of remaining amounts due under the lease a portion of which would be satisfied by the letters of credit. The lease expires 2006 while a $3.0 million letter of credit expires in September 2002 and the other letter of credit is renewable on a yearly basis through July 2005.

         Commitments with Affiliates

         Leshan-Phoenix Semiconductor Company Ltd. (“Leshan”), operates a back-end manufacturing facility in Leshan, China. ON Semiconductor owns a majority of the outstanding equity interests of the Leshan joint venture. Pursuant to the joint venture agreement, requests for production capacity are made to the board of directors of Leshan by each shareholder. These requests represent a purchase commitment by the respective shareholder of Leshan joint venture; however, each shareholder may elect to pay the cost associated with the unused capacity (which is generally equal to the fixed cost of the capacity), in lieu of the commitment. The Company committed to purchase 87% and 80% of Leshan’s products in 2000 and 2001, respectively, and is currently committed to purchase 86% of such products in 2002. The Company’s purchases from Leshan totalled $58.4 million in 2000 and $45.8 million in 2001. The Company provides forecasted needs to Leshan on a periodic basis, an approximate six-month cycle, which are used to establish pricing over the forecasted period.

         Legal Matters

         The Company and ON Semiconductor are involved in a variety of legal matters that arise in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters, including the matters described in the next paragraph, will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

         During the period July 5, 2001 through July 27, 2001, ON Semiconductor was named as a defendant in three shareholder class action lawsuits that were filed in federal court in New York City against it and certain of its current and former officers, current directors and the underwriters for its IPO. The lawsuits allege violations of the federal securities laws and have been docketed in the U.S. District Court for the Southern District of New York as: Abrams v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6114; Breuer v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6287; and Cohen v. ON Semiconductor Corp., et al., C.A. No. 01-CV-6942. These lawsuits, allege, among other things, that the underwriters of ON Semiconductor’s IPO improperly required their customers to pay the underwriters excessive commissions and to agree to buy additional shares of ON Semiconductor’s common stock in the aftermarket as conditions of receiving shares in ON Semiconductor’s IPO. The lawsuits further claim that these supposed practices of the underwriters should have been disclosed in ON Semiconductor’s IPO prospectus and registration statement. The suits seek rescission of the plaintiffs’ alleged purchases of ON Semiconductor’s common stock as well as unspecified damages. ON Semiconductor understands that various other plaintiffs have filed substantially similar class action cases against approximately 300 other publicly traded companies and their IPO underwriters in New York City, which along with the cases against ON Semiconductor have all been transferred to a single federal district judge for purposes of coordinated case management. ON Semiconductor believes that the claims against it are without merit, and intends to defend the litigation vigorously. In that regard, on July 15, 2002, ON Semiconductor, together with the other issuers named as defendants in these coordinated proceedings, filed a collective motion to dismiss the consolidated amended complaints against them on various legal grounds common to all or most of the issuer defendants. This motion is currently pending. While ON Semiconductor can make no promises or guarantees as to the outcome of these actions, ON Semiconductor believes that the final result of these actions will have no material effect on its consolidated financial condition or results of operations.

Note 16: Related Party Transactions

         In connection with the Recapitalization, the Company paid TPG a financial advisory fee in the amount of $25.0 million. The Company has also agreed to pay TPG an annual management fee of up to $2.0 million. In connection with the Cherry acquisition in April 2000, the Company paid TPG a $2.0 million advisory fee in-lieu of the annual management fee for 2000. Management fees payable to TPG for the period from August 4, 1999 through December

31, 1999 were $0.8 million and are included in general and administrative expense. Under the amended debt agreements related to the senior bank facilities, the payment of the annual cash management fee to TPG is deferred until certain conditions are met. Prior to such time, management fees may be paid to TPG with ON Semiconductor’s common stock or warrants.

         In connection with the Recapitalization, Motorola assigned, licensed and sublicensed to the Company intellectual property relating to certain of the Company’s products. Motorola also agreed to continue providing manufacturing and assembly services, to continue using similar services the Company provides to them and to lease real estate to the Company. The manufacturing and assembly services that the Company and Motorola have agreed to continue to provide to each other are at prices intended to approximate each party’s cost of providing the services and are fixed throughout the term of the agreements. Subject to the Company’s right to cancel upon six months’ written notice, the Company has minimum commitments to purchase manufacturing services from Motorola of approximately $22.0 million and $3.0 million in years 2002 and 2003, respectively.

         Related party activity between the Company and Motorola is as follows (in millions):

	August 4, 1999
	through	Year ended
	December 31,	December 31,
	1999	2000	2001

Sales to Motorola	$131.4	$206.0	$98.9

Purchases of manufacturing services from Motorola	101.3	162.3	86.1

Cost of other services, rent and equipment purchased from Motorola	21.2	96.0	17.7

         Related party balances related to Motorola are as follows (in millions):

	As of December 31,

	2000	2001

Accounts receivable due from Motorola	$14.9	$21.3

Accounts payable due to Motorola	7.3	3.3

Accrued expenses related to Motorola	8.3	11.7

Junior Subordinated Note payable to Motorola	104.5	115.2

         ON Semiconductor operates two manufacturing facilities in the Czech Republic. The Company purchases the majority of the related products as follows (in millions):

	August 4, 1999	Year ended
	through	December 31,
	December 31,
	1999	2000	2001

Purchases of manufacturing services and inventory	$24.8	$77.1	$60.5

         In 1999, the Company paid ON Semiconductor’s Chairman of the Board a consulting fee of $0.1 million for services rendered in connection with the Recapitalization. Also in 1999, the Company paid an entity owned by one of its directors a consulting fee of $1.8 million.

Note 17: Supplemental Disclosure of Cash Flow Information

         The Company’s non-cash financing activities and cash payments for interest and income taxes are as follows (in millions):

	August 4, 1999	Year ended
	through	December 31,
	December 31,
	1999	2000	2001

Non-cash financing activities:

Issuance of Junior Subordinated note to Motorola	$91.0	$—	$—

Issuance of Common stock by ON Semiconductor to to Motorola	17.5	—	—

Equipment acquired through capital leases	—	—	3.0

Cash (received) paid for:

Interest	20.7	131.2	118.1

Income taxes	5.9	53.6	(1.3)

Note 18: Subsequent Events (unaudited)

         In connection with the adoption of SFAS 142, as described in Note 3, “Significant Accounting Policies”, during 2002, the Company identified its various reporting units and allocated its assets (including goodwill) and liabilities to such reporting units. The Company compared the book value of the reporting unit containing the Cherry goodwill to the related fair value of that reporting unit and determined that a goodwill impairment write-down was not required. Pursuant to the provisions of SFAS 142, the Company will evaluate the need for a goodwill impairment writedown on an annual basis or whenever events or circumstances indicate that an impairment may have occurred.